Exhibit 2.1

First Amendment to Merger Agreement

This FIRST Amendment to Merger Agreement (this “Amendment”), dated as of June 7, 2023, is entered into by and among (i) Lakeshore Acquisition II Corp., a Cayman Islands exempted company (which shall reincorporate as a Delaware corporation in connection with the consummation of the transactions contemplated hereby) (together with its successors, including after the Reincorporation (as defined below), the “Purchaser”), (ii) LBBB Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) RedOne Investment Limited, a British Virgin Islands company, in the capacity as the representative from and after the Effective Time for the stockholders of the Purchaser as of immediately prior to the Effective Time and their successors and assignees) (the “Purchaser Representative”), (iv) Tie (James) Li, an individual, in the capacity as the representative from and after the Effective Time for the stockholders of the Company as of immediately prior to the Effective Time (the “Seller Representative”), and (v) Nature’s Miracle Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Purchaser, Merger Sub, the Purchaser Representative, the Seller Representative and the Company (collectively, the “Parties”) entered into that certain Merger Agreement dated as of September 9, 2022 (the “Merger Agreement”); and

WHEREAS, the Parties hereto wish to make certain amendments to the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Certain Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement, except that the definition of “Company Common Stock” shall be amended and restated as follows:

“Company Common Stock” means the (i) shares of Class A common stock, par value $0.0001 per share, of the Company (the “Company Class A Common Stock”), and (ii) the shares of Class B common stock, par value $0.0001 per share, of the Company (the “Company Class B Common Stock”).”

2.1. Capitalization. Section 4.3(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“The Company is authorized to issue (i) 100,000,000 shares of Company Common Stock, consisting of (a) 94,000,000 shares of Company Class A Common Stock and (b) 6,000,000 shares of Company Class B Common Stock, of which 17,600,000 shares of Company Class A Common Stock and 6,000,000 shares of Class B Common Stock are issued and outstanding, and (ii) 10,000,000 shares of Company Preferred Stock, of which none are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are, to the Knowledge of the Company, owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company Charter and as provided by the DGCL.”

2.2. Schedule 4.3(a). Schedule 4.3(a) attached hereto shall be included as Schedule 4.3(a) to the Merger Agreement.

2.3. Covenants. Article V of the Merger Agreement is hereby amended by insertion of a new Section 5.21 as follows:

5.21 Further Extension. In the event that a monthly extension (the “Extension”) of the time available under Purchaser’s Organizational Documents for Purchaser to complete the Business Combination is sought by Purchaser pursuant to approval by Purchaser’s shareholders at a duly called general meeting of shareholders, Purchaser may seek a loan from the Company for such Extension and shall give advance written notice of at least five (5) business days prior to the deadline for the Company’s loan obligations hereunder to the Company requiring the Company to provide a loan for the payment of costs derived from the additional premium to be paid to the shareholders of Purchaser in connection with such Extension (the “Redemption Payments”), and the Company shall thereafter as soon as reasonably practicable, but in no event later than two (2) business days prior to the time such Redemption Payments are due and payable, provide such loan, subject to the following: (i) with respect solely to the initial Extension, the Company shall make a loan to Purchaser in an amount of $40,000 to be applied towards Redemption Payments for such Extension, and Purchaser shall pay the balance of the Redemption Payments; (ii) following the initial Extension, the Company shall loan Purchaser $40,000 for each subsequent Extension to be applied towards Redemption Payments and Purchaser shall pay the balance of the Redemption Payments; provided, however, in the event that the Company has secured a loan for working capital purposes (a “Working Capital Loan”) prior to the date the Redemption Payments are due and payable, the Company shall loan to Purchaser $80,000 to be applied towards Redemption Payments in connection with each subsequent Extension. For the avoidance of doubt, the Company shall not be responsible for any costs with respect to the holding of a general meeting of shareholders or any other administrative expenses and professional fees relating to an Extension. Any loan by the Company made pursuant to this Section shall be evidenced by a promissory note in the form attached here to as Exhibit A and shall be duly executed by the Purchaser and the Company. Notwithstanding anything to the contrary herein, the Company shall not be required to make more than six (6) separate Extension loans pursuant to this Section.

2.4. Termination. Section 8.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in ARTICLE VII have not been satisfied or waived by December 11, 2023 (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for an additional period equal to the shortest of (i) six (6) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension and (iii) such period as determined by Purchaser); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

3. No Other Amendments; Effect of Amendment. Except for the amendments expressly set forth in this Amendment, the Merger Agreement shall remain unchanged and in full force and effect. This Amendment shall form a part of the Merger Agreement for all purposes, and the Parties shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties.

4. Governing Law; Jurisdiction; Jury Trial Waiver. Section 10.5, Section 10.6, and Section 10.7 of the Merger Agreement are incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

5. Further Assurance. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions and matters contemplated by this Amendment. The Parties further agree that each of the parties shall cooperate in good faith in advancing the Business Combination of Purchaser.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the day and year first above written.

The Purchaser:

Lakeshore Acquisition II Corp.

By:	/s/ Bill Chen
	Name:	Bill Chen
	Title:	Chief Executive Officer

The Purchaser Representative:

RedOne Investment Limited, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Bill Chen
	Name:	Bill Chen
	Title:	Manager

Merger Sub:

LBBB Merger Sub Inc.

By:	/s/ Bill Chen
	Name:	Bill Chen
	Title:	Director

The Company:

Nature’s Miracle Inc.

By:	/s/ Tie (James) Li
	Name:	Tie (James) Li
	Title:	CEO

The Seller Representative:

By:	/s/ Tie (James) Li
	Name:	Tie (James) Li

Signature Page to Amendment to Merger Agreement

Schedule 4.3(a)

Capitalization

Exhibit A

Form of Promissory Note